EXHIBIT 10.4

DIRECTORS FEES

PLAN FOR PAYMENT OF FEES IN DCB FINANCIAL CORP COMMON STOCK

It is the desire of the Boards of both DCB Financial Corp (DCBF) and The Delaware County Bank and Trust Company to receive shares of DCBF common stock in payment of Director fees owed to the Directors. In order to accomplish this, the members of each Board desire to institute a plan that would have the same effect as a 10b5-1 trading plan by creating a safe harbor or affirmative defense for Directors who receive shares of DCBF stock in payment of Directors fees. The plan is not intended to be utilized for any other purchase or sale of shares by Directors, and is solely for the purpose of paying Directors fees in stock of DCBF.

PROCEDURE

Management of DCB&T will keep records of all meetings attended by Directors during a calendar quarter. On the first business day following the end of each quarter, Management shall determine the amount owed to each Director, and the Directors hereby instruct Management to deliver the necessary funds to Sweney Cartwright and Co., 17 South High St., Columbus, OH 43215, (or such other business address of the company), which shall be authorized to purchase whole shares of stock on the open market at market price on the first business day following the end of each calendar quarter. No Director or any member of Management shall attempt to exercise any subsequent authority, influence or control over any purchases of shares contemplated under this plan. The shares of stock shall be registered in the Directors name, and delivered to the Director. The value of any fractional shares shall be paid to the Directors in cash.

Prior to the initial purchase of the shares under this plan for each Director, the Director shall have the option to instruct Management in writing to register the shares in the name of the Director and/or other persons or entities for the purpose of estate planning, or to deliver the shares electronically to an account in the name of the Director. Management shall continue to register the shares as instructed until it receives a written notice from the Director to change the registration for future purchases of shares.

Each Director acknowledges and understands that this plan will remain in full force and effect for a period of one year, or until altered, amended, or discontinued by the Board, and that no such alteration, amendment, or discontinuance may be effected during the time that the Directors are subject to a blackout. The Board will review this plan each year beginning in June of 2012.

Management is authorized to begin the payment of Directors’ fees earned for the third quarter 2011, in shares of DCBF stock in accordance with this plan.